Exhibit 4.3

ZAI LAB LIMITED

Number	Ordinary Shares
[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share capital is US$5,000 divided into 83,333,333 Shares of US$0.00006 par value each

THIS IS TO CERTIFY THAT [                ] is the registered holder of [                 ] Ordinary Shares in the above-named Company subject to the Fourth Amended and Restated Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the [    ] day of [                ] 2017 by: